MMRCH VOTING AGREEMENT


     VOTING AGREEMENT, dated as of January 10, 2000 (this "Agreement"), among Risk Capital Holdings, Inc., a Delaware corporation ("RCHI"), Folksamerica Holding Company, Inc., a New York corporation ("FHC"), and Marsh & McLennan Risk Capital Holdings, Ltd., a Delaware corporation (the "Stockholder").

     WHEREAS, on the date hereof, RCHI and Risk Capital Reinsurance Company, a stock insurance company organized under the laws of the State of Nebraska and a wholly owned subsidiary of RCHI ("RCRe," and together with RCHI, the "Seller") propose to enter into an Asset Purchase Agreement dated as of the date hereof (as such agreement may be amended in immaterial respects, the "Asset Purchase Agreement"; capitalized terms not otherwise defined herein being used herein shall have the meanings assigned to such terms in the Asset Purchase Agreement) with FHC and Folksamerica Reinsurance Company, a stock insurance company organized under the laws of the State of New York ("FRC," and together with FHC, the "Purchaser"), pursuant to which Purchaser will purchase and the Seller will sell the assets comprising the Assumed Business;

     WHEREAS, as of the date hereof, the Stockholder owns (both beneficially and of record) 1,395,625 shares of common stock of RCHI (the "Common Stock") and Class A Warrants to purchase 905,397 shares of Common Stock and Class B Warrants to purchase 1,770,601 shares of Common Stock (collectively, the "Warrants");

     WHEREAS, as an inducement for the Purchaser to enter into the Asset Purchase Agreement, the Stockholder has agreed to enter into this Agreement governing the voting of the shares of Common Stock owned as of the date hereof and which may hereafter be acquired by the Stockholder prior to the Termination Date (the "Shares") and the disposition of the Shares and Warrants;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Title; Voting of Shares. a. The Stockholder represents and warrants that the Shares and the Warrants set forth above are all the securities of RCHI owned, either of record or beneficially, by the Stockholder. The Stockholder represents and warrants that it owns all such Shares and Warrants free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and, except pursuant to this Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.


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     b. The Stockholder shall, until the Termination Date, cause the Shares then owned by such Stockholder to be voted at any meeting of the stockholders of RCHI, at any adjournment thereof or in any consent in lieu of such a meeting in favor of the Asset Purchase Agreement and the transactions contemplated thereby. For the purposes of this Agreement, "Termination Date" shall mean the earliest of (i) the termination of the Asset Purchase Agreement in accordance with its terms, (ii) the Closing Date, (iii) the termination of this Agreement by the mutual written agreement of the parties hereto, (iv) the date on which the Asset Purchase Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the stockholders of RCHI by the requisite vote in accordance with applicable law or (v) July 31, 2000.

     2. Irrevocable Proxy. Only with respect to the approval of the Asset Purchase Agreement and the transactions contemplated thereby and for no other purpose, the Stockholder hereby grants to, and appoints FHC and the president of FHC, in his capacity as an officer of FHC, and any individual who shall hereafter succeed to such office of FHC, and any other designee of FHC, each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution) to vote or act by written consent with respect to the Shares until the Termination Date. This proxy is coupled with an interest and shall be irrevocable; provided that this proxy shall terminate on the Termination Date.

     3. No Disposition or Encumbrance of Shares or Warrants. The Stockholder hereby covenants and agrees that, until the Termination Date, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, the Shares and/or Warrants provided, that the Stockholder shall be permitted to transfer the Shares and/or Warrants to any wholly owned subsidiary of the Stockholder that agrees to be bound by the terms of this Agreement or to RCHI or any wholly-owned subsidiary of RCHI.

     4. Miscellaneous.

     a. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement signed by the parties hereto.

     b. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.




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     IN WITNESS WHEREOF, each of the undersigned has duly executed this
Agreement, as of the date first written above.



                             RISK CAPITAL HOLDINGS, INC.


                             By: /s/ Peter A. Appel
                                 ------------------------------------------
                                 Name:  Peter A. Appel
                                 Title:  Executive Vice President and Chief
                                         Operating Officer




                             FOLKSAMERICA HOLDING COMPANY, INC.


                             By: /s/ Donald Emeigh
                                 ------------------------------------------
                                 Name:  Donald Emeigh
                                 Title:  Sr. Vice President, General
                                         Counsel & Secretary


                             Stockholder:

                             MARSH & MCLENNAN RISK CAPITAL HOLDINGS, LTD.


                             By: /s/ Frank J. Borelli
                                 ------------------------------------------
                                 Name: Frank J. Borelli
                                 Title:  Chairman